Exhibit 99

NEWKIRK REALTY TRUST, INC.

AT THE COMPANY

Carolyn Tiffany

Chief Operating Officer

(617) 570-4680

NEWKIRK REALTY TRUST, INC. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND SALE OF SHARES TO FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                Boston, Massachusetts-November 7, 2005-Newkirk Realty Trust, Inc. (NYSE:NKT) announced today the closing of its initial public offering of 15,000,000 shares of common stock at a price to the public of $16.00 per share.  In addition, Newkirk sold 3,125,000 shares of common stock to First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) at a  purchase price of $16.00 per share in a private placement and issued an additional 1,250,000 shares (625,000 of which are subject to forfeiture) to First Union in exchange for the assignment by First Union of certain exclusivity rights relating to business opportunities generated by or offered to Michael Ashner, the Chairman and Chief Executive Officer of Newkirk Realty Trust, with respect to net lease assets.

About Newkirk Realty Trust

                Newkirk Realty Trust is a real estate investment trust that is the general partner of, and owns a 30.1% controlling interest in, The Newkirk Master Limited Partnership.  The Newkirk Master Limited Partnership is a publicly reporting limited partnership that owns a diversified portfolio of triple-net leased properties and other real estate-related assets.